Exhibit 10.20
Summary of the Registrant's Compensatory Arrangements with Executive Officers

Name and Title	Base Salary for 2012 - Effective April 1, 2014
F. Thomson Leighton Chief Executive Officer	$1
James Benson Chief Financial Officer	$425,000
Robert Blumofe Executive Vice President - Platform	$400,000
Melanie Haratunian Executive Vice President and General Counsel	$415,000
Robert Hughes President - Worldwide Operations	$515,000
Rick McConnell President - Products and Development	$515,000